Exhibit 99.1
Petro River Oil Corp. to Acquire a 9% Interest in Petroleum Licenses Located in the Larne Basin in Northern Ireland

NEW YORK, NY, January 19, 2016– Petro River Oil Corp.  (OTCBB: PTRC) (“Petro River” or the "Company"), today announced that Petro River UK Limited, its wholly owned subsidiary, entered into a Farmout Agreement to acquire a 9% interest in Petroleum License PL 1/10 and P2123 (the “Petroleum Licenses”) located in the Larne Basin in Northern Ireland (the “Larne Basin”).  The two Petroleum Licenses, one onshore and one offshore, together encompass approximately 130,000 acres covering the large majority of the prospective Larne Basin.  The other parties to the Farmout Agreement are Southwestern Resources Ltd, a wholly owned subsidiary of Horizon Energy Partners, LLC (“Horizon Energy”), which will acquire a 16% interest, and Brigantes Energy Limited, which will retain a 10% interest; the remaining 65% interest will be owned by third parties.

The Larne Basin has broad similarities to the highly prolific Carboniferous sourced East Irish Sea Basin to the southeast, which has produced over 200 million barrels of oil and 4 trillion cubic feet of gas.   The initial well to be drilled as part of the Farmout Agreement, the Woodburn Forest #1, is permitted, funded and scheduled to be drilled in the first quarter of 2016. It will be drilled onshore to a depth of about 6,000 feet and will test the entire sequence of petroleum objectives, including the Carboniferous source. The well has prospective, un-risked, recoverable resources in excess of 30 million barrels of oil.

Management Commentary.

Stephen Brunner, President of Petro River, stated:  “This acquisition is consistent with our strategy of acquiring valuable assets in the current oil market.  Due to historical political and geological issues that have now been resolved, the Larne Basin remains the only truly untested Carboniferous Basin in Europe.  We are excited about drilling the initial well, Woodburn Forest #1, early this year.  The potential discovery would be a significant milestone for Petro River.”

About: Horizon Energy Partners, LLC.

Horizon Energy is a private oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies (including Royal Dutch Shell, Texaco, Burlington Resources and Pogo Producing), and have advised large energy focused private equity funds and hedge funds (including KKR, Riverstone Holdings, Silver Point Capital and the Carlyle Group).   Horizon Energy is managed by Jonathan Rudney.  Mr. Rudney has over 35 years of senior executive experience in the upstream oil and gas industry. Throughout his career, Jonathan has been instrumental in the growth and success of several private E&P companies.  Horizon Energy was formed to take advantage of the current depressed oil market by identifying and acquiring a portfolio of highly attractive conventional oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

About: Horizon I Investments, LLC.

Horizon I Investments, LLC (“Horizon Investments”) is a Delaware limited liability company with approximately $5.0 million in cash and a 20% membership interest in Horizon Energy.  On December 1, 2015, Petro River entered into a conditional purchase agreement to acquire 100% of Horizon Investments in an all-stock deal.  The transaction is expected to close in April 2016.  Investors should review Petro River’s filings with the Securities and Exchange Commission (SEC) for additional information regarding Petro River’s conditional purchase of Horizon Investments, including its Current Report on Form 8-K filed with the SEC on December 7, 2015.

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent exploration and development company focused on applying modern technologies to oil and gas assets. Petro River’s core holding is in the Mid- Continent Region in Oklahoma. Petro River has assembled a strong management team with local and global expertise to exploit hydrocarbon-prone resources to build reserves and to create value for the Company and its shareholders. For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For further information, please contact:

Investor Relations
ir@petroriveroil.com
(469) 828-3900